Exhibit 10 (ay)
SETTLEMENT AGREEMENT
     This Settlement Agreement is made and effective as of December 8, 2009 (the “Effective Date”), by and between (i) Raymond Road Associates, LLC, BBS Development, LLC, and Blue Back Square, LLC (individually and collectively, “BBS”), on the one hand, and (ii) The Taubman Company LLC, West Farms Associates, and West Farms Mall, LLC (individually and collectively, “WFM”), on the other hand. BBS and WFM are referred to collectively as the “Parties.”
Recitals
     A. On or about November 2, 2007, BBS filed a civil action in the Superior Court for the Judicial District of Hartford, at Hartford, Connecticut, titled, Raymond Road Associates, LLC, BBS Development, LLC, and Blue Back Square, LLC v. Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, The Taubman Company, LLC, West Farms Mall, LLC, West Farms Associates, Victor J. Dowling, Sr., Trustee, and Victor J. Dowling, Jr., case no. CV 07 5014613S, which was amended and subsequently transferred to the Superior Court for the Judicial District of Waterbury at Waterbury, Connecticut, and given case no. UWY-CV-07-5007877S (the “Civil Action”).
     B. The Parties have agreed to resolve the claims in the Civil Action and all other claims by BBS against WFM, Taubman Centers, Inc., The Taubman Realty Group Limited Partnership, Victor J. Dowling, Sr., Trustee, and Victor J. Dowling, Jr. (individually and collectively, the “WFM Parties”), on the terms set forth herein.
Terms
     For good and valuable consideration, including the agreements and representations herein, the receipt and adequacy of which is hereby acknowledged, the Parties agree:
     1. West Farms Mall, LLC, or West Farms Associates will pay to Day Pitney, LLP, Trustee for BBS, the sum of $34 million on or before December 15, 2009. Payment shall be by wire transfer to an account designated in writing by BBS.
     2. Subject to, and except as to, the obligations arising under this Agreement, BBS for themselves and on behalf of their respective direct and indirect members, employees, attorneys, agents, representatives, affiliates, subsidiaries, related entities, parents, heirs, beneficiaries, predecessors, successors, trustees, legal and other representatives, executors, and assigns (individually and collectively, the “BBS Releasors”), hereby release, acquit, and forever discharge the WFM Parties and each of their respective direct and indirect members, managers, directors, officers, shareholders, partners, affiliates, subsidiaries, related entities, parents, heirs, beneficiaries, predecessors, trustees, executors, employees, agents, legal and other representatives, and each of their successors and assigns (individually and collectively, the “WFM Party Releasees”) from any and all claims, demands, actions, causes of action, suits, debts, dues, sums of money, accounts, contracts, agreements, promises, torts, damages, injuries, liabilities, and controversies whatsoever in law or in equity, whether known or unknown, foreseen or unforeseen, which the BBS Releasors now have or which now or hereafter could be asserted by the BBS Releasors against the WFM Party Releasees based on any act or omission of any kind occurring on or before the Effective Date, including, without limitation, all claims alleged or which could have been alleged in the Civil Action.
     3. BBS warrants and represents that the BBS Releasors have not assigned, collaterally or otherwise, to any person or entity any claim or action against the WFM Party Releasees. BBS covenants and agrees that the BBS Releasors shall not commence or instigate the bringing or prosecution of any claim, action, or proceeding of any type or kind, or participate in the bringing or prosecution of any claim, action, or proceeding of any type or kind against any of the WFM Party Releasees based on any act or omission of any kind that occurred on or before the Effective Date. BBS further covenants and agrees that none of the BBS Releasors will provide information, aid, or assistance to any person or entity, including, without limitation, the Town of West Hartford or the West Hartford Town Council or their legal or other representatives, in connection with the commencement, instigation, or prosecution of any claim, action, or proceeding of any kind arising out of the acts and omissions alleged in the Civil Action or any other action pending as of the Effective Date, except as required by law.
     4. Upon receipt of the payment due under paragraph 1 of this Agreement, BBS, by its counsel, will sign and deliver to counsel for WFM a Withdrawal of the Civil Action with prejudice and without costs to any Party, in a form satisfactory to WFM, and WFM, by its counsel will sign and file the Withdrawal with the Superior Court for the Judicial District of Waterbury, at Waterbury, Connecticut.
     5. The Parties agree that this Agreement resolves contested and disputed claims. WFM and the WFM Party Releasees expressly deny any wrongdoing or liability for the acts and omissions alleged in the Civil Action. Neither this Agreement, nor any part hereof, constitutes an admission of fault or liability on the part of the WFM Party Releasees, and this Agreement shall not be construed or used as an admission of fault or liability. The BBS Releasors and the WFM Party Releasees covenant and agree that they shall not disparage one another or claim or suggest in any way that any other party has admitted fault or liability.
     6. The BBS Releasors shall respond in good faith to all reasonable requests made by the WFM Party Releasees in connection with the WFM Party Releasees’ efforts to compromise and settle the consolidated civil action commenced by the Town of West Hartford and the West Hartford Town Council (individually and collectively, the “Town”) against the WFM Parties, pending in the Superior Court for the Judicial District of Waterbury, at Waterbury, Connecticut, and the BBS Releasors shall not interfere with the efforts of the WFM Party Releasees, including sharing any information with the Town or assisting the Town in its action against the WFM Parties, unless required by law.
     7. This Agreement contains the entire agreement of the Parties concerning the subject matter of this Agreement. There are no other agreements, written or oral, express or implied, between the Parties with respect to the subject matter of this Agreement. None of the Parties is relying on any prior or contemporaneous representation, promise, negotiation, or statement, and all prior or contemporaneous representations, promises, negotiations, and statements, if any, are merged into this Agreement. This Agreement may be modified only by a writing executed by all Parties to this Agreement.

     8. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
     9. Each of the persons signing this Agreement on behalf of the Parties warrant and represent that they are authorized to do so.
     10. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective agents, representatives, successors, heirs and assigns.
     11. This Agreement is the result of negotiations between the Parties. No strict construction shall be applied against any of the Parties as a consequence of their role, or the role of their counsel, in the preparation of this Agreement.
     12. This Agreement shall be construed in accordance with the substantive law of the State of Connecticut.
IN WITNESS HEREOF, the parties hereto have executed this Agreement.

Raymond Road Associates, LLC		The Taubman Company LLC

By:	/s/ Robert N. Wienner	By:	/s/ Robert S. Taubman

	Its:	Its: President and CEO

December 8, 2009		December 8, 2009

BBS Development, LLC		West Farms Mall, LLC

By:	Raymond Road Associates, LLC	By:	/s/ Robert S. Taubman

	Its: Manager	Its: Authorized Signatory
By:	/s/ Robert N. Wienner Robert N. Wienner, manager		December 8, 2009

December 8, 2009

Blue Back Square, LLC		West Farms Associates

By:	BBS Development, LLC	By:	/s/ Robert S. Taubman

	Its: Manager	Its: Authorized Signatory
By:	Raymond Road Associates, LLC
	Its: Manager		December 8, 2009
By:	/s/ Robert N. Wienner

Robert N. Weinner, manager

December 8, 2009

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